Exhibit 99

For Immediate Release	For More Information Contact:

Jim Graham, (910) 641-0044

Waccamaw Bankshares Reports 1st Quarter Profits Up 21 Percent

Whiteville, NC -April 15, 2004– Waccamaw Bankshares, (NASDAQ: WBNK), the parent company of Waccamaw Bank, reported first quarter earnings today. Net income for the first quarter reached $565,769, an increase of 21.3% over the same period in 2003 equating to earnings per share (EPS) of $.30 versus $.25 per share for the same period last year. Assets for the locally owned bank holding company also saw increases. Total assets for the quarter ending March 31, 2004 were $199,114,000, an increase of 18.5% over last year.

“During the first quarter Waccamaw experienced significant increases in net interest income from increased loan volume and non-interest income from various service related areas,” reported Waccamaw Bankshares President, Jim Graham. “Our net interest margin has improved during the quarter and we have continued to control non-interest expenses effectively. We continue to strengthen our operations and are focused on becoming the strongest community bank in our market,” Graham continued.

Chairman Michael K. Jones stated, “We are pleased with the results of the first quarter and are appreciative of the support our bank receives from the local community. When we established the bank six and a half years ago we set out to be a major competitor in our market area and we continue to fulfill that mission.”

Waccamaw Bankshares is listed on the NASDAQ Small Capital Markets under the symbol WBNK. Waccamaw Bankshares, through its affiliate Waccamaw Bank, operates banking offices in Whiteville, Tabor City, Chadbourn, Shallotte, and Holden Beach and offers investment services through Waccamaw Financial Services. Waccamaw Bankshares owns an interest in Sidus Financial, LLC which offers mortgage services to community banks in North Carolina, South Carolina and Virginia. For more information call (910) 641-0044 or go to www.waccamawbank.com.